UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 7, 2004 (December 1, 2004)

SUNOCO, INC.

(Exact name of registrant as specified in charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

Ten Penn Center, 1801 Market Street, Philadelphia, PA	19103-1699
(Address of principal executive offices)	(Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

At a meeting held on December 1, 2004, the Compensation Committee of the Sunoco, Inc. Board of Directors (the “Committee”), approved awards for certain key employees, including the named executive officers (as reported in the Company’s 2004 proxy statement) under the Sunoco, Inc. Long-Term Performance Enhancement Plan II (the “Plan”). Two separate awards were made: (1) stock options granted at a per share exercise price of $82.56, and (2) performance-based common stock units. The Committee also established the performance goals for the performance-based common stock units. Payout of the performance-based common stock units will depend upon the achievement by the Company of certain performance levels based on the Company’s return on capital employed and its earnings per share growth. A copy of the Plan was filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Copies of form agreements under the Plan were filed as Exhibits 10.3, 10.4, and 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

On December 1, 2004, the Committee also established the performance criteria for the 2005 annual incentive awards under the Sunoco, Inc. Executive Incentive Plan (for certain key employees, including the named executive officers). The 2005 annual incentive awards will be based upon the Company meeting weighted objectives for the following principal measurements:

•	Sunoco’s after-tax operating income, and

•	Sunoco’s performance relative to its peer group, as measured by return on capital employed;

as modified by certain health, environment and safety (“HES”) performance goals, which vary by business unit.

A copy of the Sunoco, Inc. Executive Incentive Plan was filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K dated December 21, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO, INC.
(Registrant)

Date: December 7, 2004	By:	/s/ THOMAS W. HOFMANN
Thomas W. Hofmann Senior Vice President and Chief Financial Officer (Principal Financial Officer)